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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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VISTAPRINT N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vistaprint N.V. intends to send the following email message and PowerPoint presentation to some of its shareholders in connection with discussions it plans to have with shareholders to solicit support for proposals outlined in the definitive proxy statement for Vistaprint’s annual general meeting of shareholders on November 7, 2013, which was filed with the Securities and Exchange Commission October 16, 2013.

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Dear [Shareholder]:

On October 16, 2013, Vistaprint publicly filed with the Securities and Exchange Commission our definitive proxy statement for our upcoming annual shareholders meeting on November 7, 2013. We would like to set up a time to talk with you about some of the proposals included in this year’s proxy statement, specifically those in the attached file, although we are happy to discuss any of the other proposals as well. Though each proposal is important, and we are seeking your support for them all, we anticipate more questions on two specific proposals which are included in the attached discussion outline:

1.	Authorization to Repurchase Shares (Proposal 7): Shareholder approval of this proposal will give us flexibility to repurchase up to 20% of outstanding shares at times when we believe it makes sense for Vistaprint and our shareholders.

2.	Changes to Supervisory Board Compensation Package (Proposal 9): We have proposed changes to the compensation of our Supervisory Board members that would align their compensation more closely to that of our peer group companies and general market practice for NASDAQ-traded companies. This compensation package includes Vistaprint equity, which is common for boards of directors of technology companies like Vistaprint whose shares are publicly traded in the United States.

Please let me know when you are available for a discussion. We value the opportunity to engage with you on these proposals and any other questions you may have about the upcoming shareholder vote.

Best,

[Vistaprint representative]

Vistaprint N.V. Proxy Proposal Highlights Annual General Meeting of Shareholders on November 7, 2013

Vistaprint’s Definitive Proxy Statement filed on
October 16, 2013

This presentation is intended to highlight certain sections of
Vistaprint’s definitive proxy statement that was filed on
October 16, 2013. The proxy statement contains more
detailed information about Vistaprint and the proposals;
please refer to the full text of the proxy statement as you
consider your vote.

Proposal 7:
Authorization to Repurchase Shares

Authorize us to repurchase up to 6.5M shares (20% of current outstanding shares; 18 month authorization)
o
We believe that share repurchases can be an attractive investment for
Vistaprint and our shareholders
o
Because as a Dutch company we must obtain shareholder approval to repurchase shares (unlike a U.S. based company), this authorization would provide us with flexibility to decide to purchase shares over the
18 month period
Although some proxy advisory firms recommend against any
repurchase in excess of 10% of outstanding shares, we believe that the ability to repurchase up to 20% gives us more flexibility
o
If our shareholders do not approve this proposal, we will rely on the previous share repurchase authorization that our shareholders approved in 2012, which expires in May 2014

Proposal 7 (cont.):
Authorization to Repurchase Shares

• Shareholder approval of this proposal 7 does not necessarily mean we will repurchase 20% of our outstanding shares
o
We may repurchase fewer than 20% of our shares, including 0 shares
o
Our Supervisory and Management Boards look at multiple factors when determining whether to repurchase shares, including:
• Share price relative to anticipated future cash flows
• Ability to use operating cash flow and/or debt to repurchase shares while staying within our debt covenants
• The amount of cash and/or debt capacity we have for other uses
• Market trading and regulatory considerations

Proposal 9:
Changes to Supervisory Board Compensation Package
• Approve three changes to the compensation of our Supervisory
Board members to align our board compensation more closely to our peer group companies and general market practice for
NASDAQ-traded technology companies:
1.
Increase the annual cash retainer for each supervisory director by
$10,000 (from $24,000 to $34,000)
2.
Change the vesting schedule for new restricted share units granted to directors to two years (12.5% per quarter) instead of the current three years (8.33% per quarter)
• Companies with securities traded on U.S. stock exchanges increasingly adopt one- or two-year vesting schedules, and our current vesting schedule is no longer market competitive
3.
Eliminate the initial award of restricted share units that is currently granted to new directors upon their election to the Supervisory Board
• Our current initial compensation package for new directors is generous in comparison to market practice by our peers

Proposal 9 (cont.):
Changes to Supervisory Board Compensation Package
• Although Vistaprint’s securities are traded on NASDAQ, ISS analyzed the proposed changes under its European Voting Policy for the Netherlands
o
ISS does not consider granting equity to Supervisory Board members to be best practice in the Netherlands
o
However, granting equity to directors is a predominant market practice for technology companies listed on U.S. stock exchanges
• Granting equity to supervisory directors is necessary for us to remain competitive and attract and retain talented independent directors
o
Shareholder approval of this proposal will not affect our ability to grant equity to supervisory directors
• If shareholders do not approve, no change to our current director compensation, and we will grant equity pursuant to our previous shareholder-approved compensation program

Proposal 9 (cont.):
Changes to Supervisory Board Compensation Package
• In August 2013, we reached out to our nine largest non-
management shareholders (representing 73% of our outstanding shares) with a summary of the proposed changes to our Supervisory
Board compensation program, and gave them an opportunity to
raise any concerns
o
No concerns were raised